EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2015 Third Quarter Results

PLEASANTON, Calif., May 4, 2015 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced its fiscal 2015 third quarter financial results.

"During the third quarter, our mobile business made significant progress, contributing over 20 percent of total revenues generated by a record number of unit shipments, and receiving orders from 13 new customers, " said Rob Cain, Adept's President and CEO. "Further, total revenues in the third quarter of $14.1 million were within our expectations, despite significant headwinds from the strong dollar. Looking ahead, based on the backlog, pipeline and order activity we have seen so far, we believe revenues in the fourth quarter will be in the range of $13.5 million to $15 million."

Third Quarter Fiscal 2015 Results

  Revenues for the third quarter of fiscal 2015 were $14.1 million, compared with $15.1 million in the third quarter of fiscal 2014.
  Gross margin was 41%, compared with 46% in the third quarter of fiscal 2014.
  Operating expenses were $6.9 million, compared with $6.6 million in the third quarter of fiscal 2014.
  The Company's operating loss for the third quarter was $1.1 million, compared with operating income of $0.3 million in the third quarter of fiscal 2014.
  GAAP net loss attributable to common shareholders of $1.3 million, or $0.10 per share, compared to $0.1 million, or $0.00 per share, in the third quarter of fiscal 2014.
  Non-GAAP adjusted EBITDA loss was $0.9 million in the third quarter of fiscal 2015, compared with adjusted EBITDA of $ 1.2 million in the third quarter of fiscal 2014. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.
  Cash and cash equivalents at March 28, 2015 totaled $2.7 million.

Quarterly Conference Call on May 4, 2015

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call on Monday, May 4, 2015 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to review the Company's financial and operating performance for the third quarter of fiscal 2015. The call can be accessed by dialing 1-888-364-3109. International callers can dial 1-719-325-2308. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its fourth quarter of fiscal 2015. The call may include statements regarding the Company's anticipated future financial performance and operational activities. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment charges, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for stabilization of our business and revenues, market strategies for our sales and opportunities in our geographic markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the dependence of our growth consistent with our long-term model on the successful execution of our mobile strategy and continued evolution towards collaborative automation, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of acquisitions and strategic plans on our cash resources and operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2014, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 28, 2015	June 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,712	$ 7,600
Restricted cash	74	194
Accounts receivable	11,057	10,974
Inventories	9,921	10,296
Other current assets	801	545

Total current assets	24,565	29,609
Property and equipment, net	878	1,082
Goodwill	1,493	1,493
Other intangible assets, net	613	796
Other assets	106	90

Total assets	$ 27,655	$ 33,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$ 1,750	$ —
Accounts payable	4,954	7,709
Accrued payroll and related expenses	1,919	2,235
Accrued warranty expense	901	897
Deferred revenue	106	644
Accrued income tax, current	—	10
Other accrued liabilities	624	848

Total current liabilities	10,254	12,343
Long-term liabilities:
Deferred income tax, long-term	287	430
Long-term obligations	7	130

Total liabilities	10,548	12,903
Stockholders' equity:
Common stock	190,466	189,427
Treasury stock	(42)	(42)
Accumulated deficit	(172,967)	(169,368)
Accumulated other comprehensive income (loss)	(350)	150

Total stockholders' equity	17,107	20,167

Total liabilities and stockholders' equity	$ 27,655	$ 33,070

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Revenues	$ 14,114	$ 15,121	$ 40,313	$ 43,280
Cost of revenues	8,277	8,207	22,973	23,265

Gross margin	5,837	6,914	17,340	20,015
Operating expenses:
Research, development and engineering	2,041	1,774	5,413	5,180
Selling, general and administrative	4,827	4,813	14,765	14,479
Settlement of litigation	—	—	260	—
Amortization of other intangible assets	61	61	183	183

Total operating expenses	6,929	6,648	20,621	19,842

Operating income (loss)	(1,092)	266	(3,281)	173
Interest income (expense), net	(11)	12	(11)	7
Foreign currency exchange gain (loss)	(291)	140	(387)	201

Income (loss) before income taxes	(1,394)	418	(3,679)	381
Provision for (benefit from) income taxes	(70)	153	(80)	310

Net income (loss)	(1,324)	265	(3,599)	71

Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	—	(234)	—	(282)
Dividends allocated to preferred stockholders	—	(43)	—	(203)

Net loss attributable to common stockholders	$ (1,324)	$ (12)	$ (3,599)	$ (414)

Net loss per share attributable to common stockholders:
Basic	$ (0.10)	$ (0.00)	$ (0.28)	$ (0.04)
Diluted	$ (0.10)	$ (0.00)	$ (0.28)	$ (0.04)
Number of shares used in computing net loss per share attributable to common stockholders
Basic	13,113	11,955	13,087	11,278
Diluted	13,113	11,955	13,087	11,278

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)

	Three Months Ended		Nine Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Net income (loss)	$ (1,324)	$ 265	$ (3,599)	$ 71
Interest income (expense), net	(11)	12	(11)	7
Provision for (benefit from) income taxes	(70)	153	(80)	310
Depreciation and amortization	255	273	783	821
Stock compensation expense	233	549	684	1,640
Adjusted EBITDA (loss)	$ (895)	$ 1,228	$ (2,201)	$ 2,835
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com